Exhibit 10.1
CAREER RECOGNITION AWARD AGREEMENT
     THIS CAREER RECOGNITION AWARD AGREEMENT (the “Agreement”), effective as of March 17, 2009, is entered into by and between William J. Post (the “Executive”) and Pinnacle West Capital Corporation (the “Company”).
     1. PURPOSE. Company recognizes Executive’s long and distinguished career with Company and to demonstrate its appreciation has decided to grant Executive a Career Recognition Award of $1,000,000, as described in this Agreement.
     2. SPECIAL CREDIT. Company agrees to credit the full Award of $1,000,000 to a record keeping account (the “Career Recognition Account”) on the date the Human Resources Committee of Company’s Board of Directors (the “Committee”) approves Executive’s Career Recognition Award. Interest shall be credited to the Career Recognition Account in accordance with Section 4, below. The Career Recognition Account will be charged (or debited) with any amounts distributed to Executive or those claiming through him pursuant to this Agreement. The Career Recognition Account is a record keeping account only and Executive shall not have any claim to any particular assets of Company.
     3. VESTING. Executive shall have a fully vested interest in amounts credited to his Career Recognition Account upon the earlier of his retirement from his position as Company’s Chief Executive Officer on April 30, 2009 or his death.
     4. INTEREST. Interest will be credited on the unpaid balance of Executive’s Career Recognition Account from May 1, 2009, until the full amount of the Career Recognition Account has been paid to Executive. The applicable interest rate for any calendar year will equal the “Preferred Rate” established pursuant to Section 1.25 of the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Deferred Compensation Plan”). If the Deferred Compensation Plan is discontinued or is amended to remove all references to a Preferred Rate, the applicable interest rate will be determined by Company prior to the beginning of the next calendar year and shall remain in effect until subsequently changed by Company. Interest will not be compounded.
     5. PAYMENT. Executive’s Career Recognition Account will be paid to him in 10 annual installments of $100,000 each plus accrued interest as described below. The first installment payment will be made on December 1, 2009 and will include interest accrued from May 1, 2009. Subsequent installments will be made on the first business day of December in each of the next nine years and each installment will include interest accrued from the date of the previous payment.
     6. DEATH. If Executive dies before receiving all of the payments to which he is entitled, the remaining payments will be made to Executive’s designated Beneficiary. The payments will be made to the Beneficiary on the dates specified pursuant to Section 5. The payments will not be accelerated.
     7. DESIGNATION OF BENEFICIARY. Executive shall have the right to designate, on forms supplied by and delivered to Company, a beneficiary or beneficiaries (the

“Beneficiary” or “Beneficiaries”) to receive his benefits in the event of Executive’s death. Executive may change his Beneficiary designation from time to time in the manner described above. Upon receipt of such designation by Company, such designation or change of designation shall become effective as of the date of the notice, whether or not Executive is living at the time the notice is received. There shall be no liability on the part of Company with respect to any payment authorized by Company in accordance with the most recent valid Beneficiary designation of Executive in its possession before receipt of a more recent and valid Beneficiary designation. If no designated Beneficiary is living when benefits become payable, or if there is no designated Beneficiary, the Beneficiary shall be Executive’s spouse; or if no spouse is then living, Executive’s issue, including any legally adopted child or children, in equal shares by right of representation; or if no such designated Beneficiary and no such spouse or issue is living upon the death of Executive, or if all such persons die prior to the full distribution of Executive’s benefits, then the Beneficiary shall be the estate of Executive.
     8. WITHHOLDING. Company is authorized to withhold from any payments called for by this Agreement all withholding and other taxes due to the federal and any state governments and to take such other action as Company may deem necessary or advisable to enable Company and Executive to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any payment. Executive acknowledges that the full amount of the Career Recognition Award ($1,000,000) is subject to FICA tax on April 30, 2009, the date of his retirement. Unless Executive provides Company with the full amount of his FICA tax obligation, Company shall withhold that amount from Executive’s other earnings.
     9. UNDERPAYMENT OR OVERPAYMENT OF BENEFITS. In the event that through mistake or computational error benefits are underpaid or overpaid, there shall be no liability for any more than the correct amount of benefits under this Agreement. Overpayments may be deducted from future payments under this Agreement and underpayments may be added to future payments under the Agreement. In lieu of receiving reduced benefits under this Agreement, Executive or the Beneficiary may elect to make a lump sum repayment of any overpayment.
     10. BAN ON ACCELERATION OR DEFERRAL. Under no circumstances may the time or schedule of any payment made under this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
     11. MISCELLANEOUS PAYMENT PROVISIONS. If a payment is not made due to a dispute, payments may be delayed in accordance with regulations issued pursuant to Section 409A.
     12. NO ELECTIONS. Executive does not have any right to make any election regarding the time or form of payment due under this Agreement.
     13. COMPLIANCE WITH SECTION 409A. This Agreement shall be administered in compliance with Section 409A and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

     14. INALIENABILITY OF BENEFITS.
          (a) GENERAL PROHIBITION. Neither Executive, the Beneficiary, nor creditors of Executive or the Beneficiary, shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon Executive’s or Beneficiary’s interest created under this Agreement. All payments to be made to Executive or his Beneficiaries shall be made only upon their personal receipt or endorsement, and no interest under this Agreement shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Executive or his Beneficiaries.
          (b) PERMITTED ARRANGEMENTS. This Section shall not preclude arrangements for the withholding of taxes from benefit payments, arrangements for the recovery of benefit overpayments, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).
     15. CLAIMS. Executive and Executive’s Beneficiary need not file any claim or application to receive the benefits provided by this Agreement. If Executive, any Beneficiary, or any authorized representative acting on behalf of Executive or the Beneficiary (the “Claimant”) does not receive a benefit which he or she believes he or she is entitled to, the Claimant may file a written claim for benefits. If the Claimant disagrees with the manner in which the claim is resolved, the Claimant also may appeal the claim determination. Any claim and any appeal shall be filed and determined in accordance with the procedures set forth in the Pinnacle West Capital Corporation Savings Plan, as it may be amended or replaced from time to time.
     16. DISTRIBUTIONS TO MINORS. Distributions to minors or persons under legal disability may be made by Company in the discretion of its officers, either (a) directly to said persons, (b) to the guardian or custodian of said persons, or (c) by expending the same for the education and maintenance of said persons. Except as to (c), Company shall not be required to see to the application of any distributions so made.
     17. BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.
     18. NATURE OF PAYMENTS. Executive and his Beneficiary or Beneficiaries shall, for the purpose of this Agreement, be treated as general unsecured creditors of Company. Nothing in this Agreement or any action taken pursuant to this Agreement shall create or be construed to create a fiduciary relationship between Company and Executive, his designated Beneficiary or Beneficiaries, or any other person.
     19. UNFUNDED PLAN. This Agreement is intended to create an unfunded plan maintained for the purpose of providing deferred compensation to Executive, who is a member of a select group of management or highly compensated employees within the meaning of Title I of the Employment Retirement Income Security Act of 1974.

     20. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     21. AMENDMENT AND TERMINATION. Any amendment, modification, change, or termination of this Agreement must be done so in writing and signed by both parties. Any amendment to this Agreement that violates the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) or any other applicable law shall be void.
     Section 409A imposes requirements on non-qualified deferred compensation plans. If such requirements are not satisfied, Executive’s tax liability could be accelerated and substantially increased. If any provision of this Agreement could require Executive to pay income tax (but not FICA tax) on amounts due pursuant to this Agreement before Executive’s receipt of such amounts, or subject Executive to any additional taxes or penalties, or impose any other material adverse tax consequences on Executive or Company which may be avoided by modifying the terms of the Agreement, Company may amend the Agreement, either prospectively or retroactively, for the purpose of avoiding such adverse tax consequences. No such modification shall deprive Executive of the economic benefits due under this Agreement. In addition, except as otherwise determined by Company in compliance with Section 409A, the termination of this Agreement will not result in an immediate payment to Executive. Rather, payments shall only be made in accordance with the provisions of Section 5.
     22. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona, except as otherwise preempted by the Employee Retirement Income Security Act of 1974.
     23. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     24. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between Executive and Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, and representations or warranties, whether written or oral, by any officer, employee, or representative of Company. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of April, 2009.

PINNACLE WEST CAPITAL CORPORATION
By:	/s/ Roy A. Herberger, Jr.
Roy A. Herberger, Jr.
Chairman, Human Resources Committee of the Board of Directors

EXECUTIVE
/s/ William J. Post
William J. Post

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